     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 16, 1998
                                                       REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                               PREMIER PARKS INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                 13-3995059
 (State or other jurisdiction    (I.R.S. Employer
     of incorporation or          Identification
        organization)                Number)

  11501 NORTHEAST EXPRESSWAY          73131
   OKLAHOMA CITY, OKLAHOMA
    (Address of Principal           (Zip Code)
      Executive Offices)

                            ------------------------
            PREMIER PARKS INC. 1993 STOCK OPTION AND INCENTIVE PLAN PREMIER PARKS INC. 1995 STOCK OPTION AND INCENTIVE PLAN PREMIER PARKS INC. 1996 STOCK OPTION AND INCENTIVE PLAN
            PREMIER PARKS INC. 1998 STOCK OPTION AND INCENTIVE PLAN
                         AGREEMENT WITH KIERAN E. BURKE
                   EMPLOYMENT AGREEMENT WITH KIERAN E. BURKE
                      EMPLOYMENT AGREEMENT WITH GARY STORY
                 EMPLOYMENT AGREEMENT WITH JAMES F. DANNHAUSER
                        AGREEMENT WITH JAMES M. COUGHLIN
                           (Full title of the plans)
                                KIERAN E. BURKE
                           11501 Northeast Expressway
                         Oklahoma City, Oklahoma 73131
                    (Name and address of agent for service)
                                 (405) 475-2500
         (Telephone number, including area code, of agent for service)
                         ------------------------------
                                   COPIES TO:
                            JAMES M. COUGHLIN, ESQ.
                              122 East 42nd Street
                            New York, New York 10168
                                 (212) 599-4690
                         ------------------------------
                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
                                                  AMOUNT TO       OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
    TITLE OF SECURITIES TO BE REGISTERED        BE REGISTERED          SHARE(1)            PRICE(1)        REGISTRATION FEE
Shares of Common Stock, $.05 par value(2)...       143,200                $5               $716,000              $211
                                                    36,000              $7 1/2             $270,000              $80
                                                    68,800              $8 1/4             $567,600              $167
                                                    2,000              $65 1/4             $130,500              $38
Shares of Common Stock, $.05 par value(3)...       179,200              $8 1/4            $1,478,400             $436
                                                    90,800               $22              $1,997,600             $589
Shares of Common Stock, $.05 par value(4)...       246,700               $22              $5,427,400            $1,601
                                                    20,000             $53 1/8            $1,062,500             $313
                                                    15,000               $29               $435,000              $128
                                                   468,300             $65 1/4           $30,556,575            $9,014
Shares of Common Stock, $.05 par value(5)...      4,000,000            $65 1/4           $261,000,000          $76,995
Shares of Common Stock, $.05 par value(6)...       340,020             $65 1/4           $22,186,305            $6,545
Shares of Common Stock, $.05 par value(7)...       300,000             $65 1/4           $19,575,000            $5,775
Shares of Common Stock, $.05 par value(8)...       259,980             $65 1/4           $16,963,695            $5,004
Shares of Common Stock, $.05 par value(9)...        10,000             $65 1/4             $652,500              $192
Shares of Common Stock, $0.5 par                    30,000             $65 1/4            $1,957,000             $577
  value(10).................................
Shares of Common Stock, $.05 par                    45,038                $1               $45,038               $13
  value(11).................................
TOTAL.......................................      6,255,038                              $365,021,113          $107,678

 (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h).
 (2) Issuable upon the exercise of options granted or to be granted pursuant to the Premier Parks Inc. 1993 Stock Incentive Plan.
 (3) Issuable upon the exercise of options granted or to be granted pursuant to the Premier Parks Inc. 1995 Stock Incentive Plan.
 (4) Issuable upon the exercise of options granted or to be granted pursuant to the Premier Parks Inc. 1996 Stock Incentive Plan.
 (5) Issuable upon the exercise of options granted or to be granted pursuant to the Premier Parks Inc. 1998 Stock Incentive Plan.
 (6) Issued and issuable to Kieran E. Burke pursuant to the Employment Agreement dated as of July 31, 1997, between Premier Parks Inc. and Kieran E. Burke.
 (7) Issued and issuable to Gary Story pursuant to the Employment Agreement dated as of July 31, 1997, between Premier Parks Inc. and Gary Story.
 (8) Issued and issuable to James F. Dannhauser pursuant to the Employment Agreement dated as of July 31, 1997, between Premier Parks Inc. and James
     F. Dannhauser.
 (9) Issued and issuable to James M. Coughlin pursuant to the Agreement dated as of June 9, 1998, between Premier Parks Inc. and James M. Coughlin.
 (10) Issued to Kieran E. Burke pursuant to Stock Purchase and Warrant Issuance Agreement dated October 16, 1989, between Premier Parks Inc. and Kieran E. Burke (the "Burke Agreement").
 (11) Issuable upon exercise of warrants to purchase Common Stock, granted to Kieran E. Burke pursuant to the Burke Agreement.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

    Pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"), the documents containing the information specified in Part I of Form S-8 will be sent or given to Kieran E. Burke, regarding the shares of Common Stock issued and issuable pursuant to the Employment Agreement dated as of July 31, 1997, between Premier Parks Inc. and Kieran E. Burke (the "Burke Employment Agreement"), Gary Story, regarding the shares of Common Stock issued and issuable pursuant to the Employment Agreement dated as of July 31, 1997, between Premier Parks Inc. and Gary Story (the "Story Employment Agreement"), James F. Dannhauser, regarding the shares of Common Stock issued and issuable pursuant to the Employment Agreement dated as of July 31, 1997, between Premier Parks Inc. and James F. Dannhauser (the "Dannhauser Employment Agreement"), James M. Coughlin, regarding the shares of Common Stock issued and issuable pursuant to the Agreement dated as of June 9, 1998 between Premier Parks Inc. and James M. Coughlin (the "Coughlin Agreement," and together with the Burke Employment Agreement, the Story Employment Agreement and the Dannhauser Employment Agreement, the "Employment Agreements"), Kieran E. Burke, regarding shares of Common Stock issued and shares of Common Stock issuable upon exercise of warrants to purchase Common Stock, pursuant to the Stock Purchase and Warrant Issuance Agreement dated October 16, 1989, between Premier Parks Inc. and Kieran
E. Burke (the "Burke Agreement") and each participant in each of the Premier Parks Inc. 1993 Stock Option and Incentive Plan (the "1993 Plan"), the Premier Parks Inc. 1995 Stock Option and Incentive Plan (the "1995 Plan"), the Premier Parks Inc. 1996 Stock Option and Incentive Plan (the "1996 Plan") and the Premier Parks Inc. 1998 Stock Option and Incentive Plan (the "1998 Plan," and together with the Employment Agreements, the Burke Agreement, the 1993 Plan, the 1995 Plan and the 1996 Plan, the "Plans"). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of
Part II hereof, taken together, constitute the Section 10(a) Prospectus.

                                EXPLANATORY NOTE

    The Reoffer Prospectus which is filed as a part of this Registration Statement has been prepared in accordance with the requirements of Part I of Form S-3 and may be used for reoffers or resales of the shares of Common Stock of the Company acquired by the persons named therein pursuant to each of the Plans.

                               REOFFER PROSPECTUS
                               PREMIER PARKS INC.

               250,000 SHARES OF COMMON STOCK UNDER THE COMPANY'S
                      1993 STOCK OPTION AND INCENTIVE PLAN
               270,000 SHARES OF COMMON STOCK UNDER THE COMPANY'S
                      1995 STOCK OPTION AND INCENTIVE PLAN
               750,000 SHARES OF COMMON STOCK UNDER THE COMPANY'S
                      1996 STOCK OPTION AND INCENTIVE PLAN
              4,000,000 SHARES OF COMMON STOCK UNDER THE COMPANY'S
                      1998 STOCK OPTION AND INCENTIVE PLAN
                 75,038 SHARES OF COMMON STOCK UNDER AGREEMENT,
                             DATED OCTOBER 16, 1989
                  910,000 SHARES OF COMMON STOCK UNDER CERTAIN
                             EMPLOYMENT AGREEMENTS

    ON MARCH 24, 1998, THE COMPANY THEN KNOWN AS PREMIER PARKS INC. ("PREMIER OPERATIONS") MERGED (THE "MERGER") WITH AN INDIRECT WHOLLY-OWNED SUBSIDIARY THEREOF, PURSUANT TO WHICH PREMIER OPERATIONS BECAME A WHOLLY-OWNED SUBSIDIARY OF PREMIER PARKS HOLDINGS CORPORATION ("HOLDINGS") AND THE HOLDERS OF SHARES OF COMMON STOCK OF PREMIER OPERATIONS BECAME, ON A SHARE-FOR-SHARE BASIS, HOLDERS OF COMMON STOCK OF HOLDINGS. ON THE DATE OF THE MERGER, PREMIER OPERATIONS' NAME WAS CHANGED TO PREMIER PARKS OPERATIONS INC. AND HOLDINGS' NAME WAS CHANGED TO PREMIER PARKS INC. REFERENCES HEREIN TO THE "COMPANY" OR "PREMIER" MEAN (I) FOR ALL PERIODS OR DATES PRIOR TO MARCH 24, 1998, PREMIER OPERATIONS AND ITS CONSOLIDATED SUBSIDIARIES AND (II) FOR ALL SUBSEQUENT PERIODS OR DATES, HOLDINGS AND ITS CONSOLIDATED SUBSIDIARIES (INCLUDING PREMIER OPERATIONS).

    THIS REOFFER PROSPECTUS ("PROSPECTUS") IS BEING USED IN CONNECTION WITH THE OFFERING BY CERTAIN SELLING STOCKHOLDERS (THE "SELLING STOCKHOLDERS") OF PREMIER PARKS INC. (THE "COMPANY" OR "PREMIER"), WHO MAY BE DEEMED "AFFILIATES" OF THE COMPANY, OF SHARES OF COMMON STOCK OF THE COMPANY, PAR VALUE $.05 PER SHARE (THE "COMMON STOCK"), THAT MAY BE ACQUIRED BY THEM AND ARE AVAILABLE TO BE RESOLD BY THEM PURSUANT TO THE COMPANY'S 1993 STOCK OPTION AND INCENTIVE PLAN (THE "1993 PLAN"), THE COMPANY'S 1995 STOCK OPTION AND INCENTIVE PLAN (THE "1995 PLAN"), THE COMPANY'S 1996 STOCK OPTION AND INCENTIVE PLAN (THE "1996 PLAN"), THE COMPANY'S 1998 STOCK OPTION AND INCENTIVE PLAN (THE "1998 PLAN"), THE STOCK PURCHASE AND WARRANT ISSUANCE AGREEMENT DATED OCTOBER 16, 1989 BETWEEN THE COMPANY AND KIERAN E. BURKE (THE "BURKE AGREEMENT"), THE EMPLOYMENT AGREEMENT DATED AS OF JULY 31, 1997, BETWEEN THE COMPANY AND KIERAN E. BURKE (THE "BURKE EMPLOYMENT AGREEMENT"), THE EMPLOYMENT AGREEMENT DATED AS OF JULY 31, 1997, BETWEEN THE COMPANY AND GARY STORY (THE "STORY EMPLOYMENT AGREEMENT"), THE EMPLOYMENT AGREEMENT DATED AS OF JULY 31, 1997, BETWEEN THE COMPANY AND JAMES F. DANNHAUSER (THE "DANNHAUSER EMPLOYMENT AGREEMENT") AND THE LETTER AGREEMENT DATED AS OF JUNE 9, 1998, BETWEEN THE COMPANY AND JAMES M. COUGHLIN (THE "COUGHLIN AGREEMENT," AND TOGETHER WITH THE BURKE EMPLOYMENT AGREEMENT, THE STORY EMPLOYMENT AGREEMENT AND THE DANNHAUSER AGREEMENT, THE "EMPLOYMENT AGREEMENTS"; AND THE EMPLOYMENT AGREEMENTS, TOGETHER WITH THE BURKE AGREEMENT, THE 1993 PLAN, THE 1995 PLAN, THE 1996 PLAN, THE 1998 PLAN AND THE WARRANTS, THE "PLANS"). AN "AFFILIATE" IS DEFINED IN RULE 405 OF THE GENERAL RULES AND REGULATIONS UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AS A "PERSON THAT DIRECTLY, OR INDIRECTLY, THROUGH ONE OR MORE INTERMEDIARIES, CONTROLS, OR IS CONTROLLED BY, OR IS UNDER COMMON CONTROL WITH," THE COMPANY.

    The distribution of the shares of Common Stock by the Selling Stockholders may be effected from time to time, in one or more transactions, at prices related to prevailing market prices or at negotiated prices.

    The Company will not receive any of the proceeds from the sales of the shares of Common Stock. All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions and other expenses incurred by individual Selling Stockholders will be borne by such Selling Stockholders.

    The shares of Common Stock are listed on the New York Stock Exchange ("NYSE") under the symbol "PKS." The last reported sale price of the shares of Common Stock on the NYSE on July 14, 1998 was $65 13/16 per share.
                            ------------------------

    SEE "RISK FACTORS" ON PAGE 4 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                             ---------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

              THE DATE OF THIS REOFFER PROSPECTUS IS JULY 16, 1998

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................     2
The Company...............................................................     3
Risk Factors..............................................................     4
Use of Proceeds...........................................................    10
Selling Stockholders......................................................    11
Plan of Distribution......................................................    12
Incorporation of Certain Documents by Reference...........................    13
Indemnification of Directors and Officers.................................    14
Legal Matters.............................................................    14
Experts...................................................................    14

                            ------------------------

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, periodic reports and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the regional offices of the Commission at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such material can be obtained from the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Website (http://www.sec.gov) that also contains such reports, proxy statements and other information filed by the Company. The Company's Common Stock, Premium Income Equity Securities ("PIES-SM-") and the Common Stock issuable on conversion of the 7 1/2% Mandatorily Convertible Preferred Stock (the "Mandatorily Convertible Preferred Stock") represented by the PIES, are listed on the NYSE. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    The Company has filed with the Commission a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered hereby. For purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto. In accordance with the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the schedules and exhibits thereto. Each statement made in this Prospectus concerning a document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a complete statement of its provisions. For further information pertaining to the Company and the securities offered hereby, reference is made to such Registration Statement, including the exhibits and schedules thereto, which may be inspected or obtained as provided in the foregoing paragraph.

                                  THE COMPANY

GENERAL

    The Company is the largest regional theme park operator and the second largest theme park company in the world, based on 1997 attendance of approximately 37 million. It operates 31 regional parks, including 15 of the 50 largest theme parks in North America, based on 1997 attendance. The Company's theme parks serve 9 of the 10 largest metropolitan areas in the United States. The Company estimates that approximately two-thirds of the population of the continental United States live within a 150-mile radius of the Company's theme parks. On a pro forma basis, the Company's total revenue and earnings before interest, taxes, depreciation and amortization ("EBITDA") for the year ended December 31, 1997 were approximately $815.3 million and $232.9 million, respectively.

    On April 1, 1998, the Company acquired (the "Six Flags Acquisition") all of the outstanding capital stock of Six Flags Entertainment Corporation ("SFEC" and, together with its consolidated subsidiaries, "Six Flags"). Prior to the Six Flags Acquisition, the Company operated nine regional theme parks (six of which include a water park component) and four water parks located across the United States, as well as six regional theme parks and two smaller attractions located in Europe (the "Premier Parks"). During the 1997 operating season, the 11 parks then owned by the Company drew, on average, approximately 82% of their patrons from within a 100-mile radius, with approximately 36.1% of visitors utilizing group and other pre-sold tickets and approximately 35.7% utilizing season passes.

    The parks acquired in the Six Flags Acquisition (the "Six Flags Parks") consist of eight regional theme parks, as well as three separately gated water parks and a wildlife safari park (each of which is located near one of the theme parks). None of the Six Flags Parks are located within the primary market of any of the Premier Parks. During 1997, the Six Flags Parks drew, in the aggregate, approximately 68% of their patrons from within a 100-mile radius. During that year, Six Flags' attendance, revenue and EBITDA totaled approximately 22.2 million, $708.7 million and $164.1 million, respectively.

    Six Flags has operated regional theme parks under the Six Flags name for over thirty years. As a result, Six Flags has established a nationally-recognized brand name. Premier has obtained worldwide ownership of the Six Flags brand name and expects to use the Six Flags brand name, generally beginning in the 1999 season, at most of the Premier Parks.

    The Company's parks are individually themed and provide a complete family-oriented entertainment experience. The Company's theme parks generally offer a broad selection of state-of-the-art and traditional thrill rides, water attractions, themed areas, concerts and shows, restaurants, game venues and merchandise outlets. In the aggregate, the Company's theme parks offer more than 800 rides, including over 90 roller coasters, making the Company the leading provider of "thrill rides" in the industry.

    The Company's principal executive offices are located at 11501 Northeast Expressway, Oklahoma City, Oklahoma 73131, (405) 475-7500 and at 122 East 42nd Street, New York, New York 10168, (212) 599-4690.

OTHER RECENT DEVELOPMENTS

    In June 1998 the Company concluded a tender offer (the "Tender Offer") to acquire the remaining issued and outstanding shares of Walibi (as defined) stock not then held by the Company. Prior to the Tender Offer, the Company held approximately 49.9% of the outstanding shares of capital stock of Walibi which was acquired from three of Walibi's principal shareholders. In the Tender Offer, the Company acquired 586,612 shares of Walibi stock in exchange for BEF 1,154,034,800 (approximately $31.2 million) in cash and 173,873 shares of the Company's Common Stock, together with the right to receive (subject to certain conditions) additional shares of Common Stock.

    As a result of the Tender Offer, the Company currently holds approximately 94% of the issued and outstanding shares of Walibi stock. The Company has commenced a new tender to purchase through the close of business on July 29, 1998, the remaining outstanding shares of Walibi stock on otherwise identical terms as the initial offer.

                                  RISK FACTORS

    PRIOR TO MAKING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, TOGETHER WITH THE OTHER MATTERS REFERRED TO IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS:

RISKS ASSOCIATED WITH SUBSTANTIAL INDEBTEDNESS AND OTHER OBLIGATIONS

    The Company is highly leveraged. On a pro forma basis, as of March 31, 1998, the Company had total outstanding indebtedness (including approximately $192.3 million principal amount at maturity ($164.8 million accreted value at March 29, 1998) of SFEC Zero Coupon Senior Notes due 1999 (the "SFEC Zero Coupon Senior Notes") in the accreted principal amount of approximately $2,052.7 million, including (i) approximately $251.7 million in accreted value at that date of the Company's 10% Senior Discount Notes due 2008 (the "Company Senior Discount Notes") ($410.0 million in aggregate principal amount at maturity in 2008); (ii) $280.0 million in aggregate principal amount of the Company's 9 1/4% Senior Notes due 2006 (the "Company Senior Notes" and, together with the Company Senior Discount Notes, the "Company Notes"); (iii) $125.0 million in aggregate principal amount of Premier Parks Operations Inc.'s (a wholly-owned subsidiary of the Company, "Premier Operations") 9 3/4% Senior Notes due 2007 (the "1997 Premier Notes"); (iv) $90.0 million in aggregate principal amount of Premier Operations' 12% Senior Notes due 2003 (the "1995 Premier Notes" and, together with the 1997 Premier Notes, the "Premier Notes"); (v) $278.1 million in accreted value at that date of Six Flags Theme Parks Inc.'s (an indirect wholly-owned subsidiary of the Company, "SFTP") 12 1/4% Senior Subordinated Discount Notes due 2005 (the "SFTP Senior Subordinated Notes") ($285.0 million principal amount at maturity in 2005); (vi) $170.0 million in aggregate principal amount of SFEC's 8 7/8% Senior Notes due 2006 (the "New SFEC Notes" and, together with the Company Notes, the Premier Notes and the SFTP Senior Subordinated Notes, the "Senior Notes"); (vii) $200.0 million in outstanding borrowings under the Company's senior secured credit facility (the "Premier Credit Facility"); (viii) $410.0 million in outstanding borrowings under the Six Flags senior secured credit facility (the "Six Flags Credit Facility" and, together with the Premier Credit Facility, the "Credit Facilities"); and (ix) $2.0 million of capitalized lease obligations. The SFEC Zero Coupon Senior Notes, will be repaid from the proceeds of the New SFEC Notes together with other funds. On a pro forma basis, as of March 31, 1998, the Company would have had stockholders' equity of approximately $1,573.6 million. In addition, the annual dividends, on the Company's Mandatorily Convertible Preferred Stock which are payable in cash, or by issuance of shares of Common Stock, at the option of the Company, aggregate $23.3 million. On a pro forma basis, for the year ended December 31, 1997, the Company's earnings would have been insufficient to cover its combined fixed charges and preferred stock dividends by approximately $92.6 million. In addition, the indentures relating to the Senior Notes (the "Indentures") permit the Company to incur additional indebtedness under certain circumstances.

    In addition to its obligations under its outstanding indebtedness and preferred stock, the Company is required to (i) make minimum annual distributions of approximately $46.2 million (subject to cost of living adjustments) to its partners in two Six Flags Parks, Six Flags Over Georgia and Six Flags Over Texas (the "Co-Venture Parks"); and (ii) make minimum capital expenditures at each of the Co-Venture Parks during rolling five-year periods, based generally on 6% of such park's revenues. Cash flow from operations at the Co-Venture Parks will be used to satisfy these requirements first, before any funds, are required from the Company. The Company has also agreed to purchase a maximum.number of 5% per year (accumulating to the extent not purchased in any given year) of the total limited partnership units outstanding as of the date of the co-venture agreements that govern the partnerships (to the extent tendered by the unit holders). The agreed price for these purchases is based on a valuation for each respective Co-Venture Park equal to the greater of (i) a value derived by multiplying its weighted-average four year EBIDTA by a specified multiple (8.0 in the case of the Georgia park and 8.5 in the case of the Texas park); or (ii) $250.0 million in the case of the Georgia park and $374.8 million in the case of the Texas park. The Company's obligations with respect to Six Flags Over Georgia and Six Flags Over Texas will continue until 2027 and 2028, respectively.

    As the Company purchases units relating to either Co-Venture Park, it will be entitled to the minimum distribution and other distributions attributable to such units, unless it is then in default under the applicable agreements with its partners at such Co-Venture Park. On April 30, 1998, the Company owned approximately 25% and 33%, respectively, of the limited partnership units in the Georgia and Texas partnerships. Time Warner Inc. and certain of its affiliates (collectively, "Time Warner") have guaranteed the obligations of Six Flags under these agreements. Premier has agreed to indemnify Time Warner in respect of its guarantee pursuant to a Subordinated Indemnity Agreement (the "Subordinated Indemnity Agreement"). The unit purchase obligations for 1998, when purchases are required only for the Georgia park, were immaterial. The maximum unit purchase obligations for 1999 at both parks will aggregate approximately $31 million. The Company's minimum capital expenditures for 1998 at these parks total approximately $11 million. In addition, as a result of its acquisition of 49.9% of the outstanding capital stock (the "Initial Acquisition") of Walibi S.A. ("Walibi"), the Company has agreed to invest approximately $38 million to expand the six theme parks operated by Walibi over three years, commencing 1999.

    The Company's ability to make scheduled payments on, or to refinance, its indebtedness, to pay dividends on its preferred stock, or to fund planned capital expenditures and its obligations under the arrangements relating to the Co-Venture Parks, will depend on its future performance, which, to a certain extent, is subject to general economic, financial, weather, competitive and other factors that are beyond its control. The Company believes that, based on current and anticipated operating results, cash flow from operations, available cash, and available borrowings under the Credit Facilities will be adequate to meet the Company's future liquidity needs, including anticipated requirements for working capital, capital expenditures, scheduled debt and preferred stock dividends and its obligations under arrangements relating to the Co-Venture Parks, for at least the next several years. The Company may, however, need to refinance all or a portion of its existing debt on or prior to maturity or to obtain additional financing. There can be no assurance that the Company's business will generate sufficient cash flow from operations, that currently anticipated cost savings will be realized or that future borrowings will be available under the Credit Facilities in an amount sufficient to enable the Company to service its indebtedness or to fund its other liquidity needs. In addition, there can be no assurance that the Company will be able to effect any such refinancing on commercially reasonable terms or at all.

    The degree to which the Company is leveraged could have important consequences to the Company, including, but not limited to: (i) making it more difficult for the Company to satisfy its obligations; (ii) increasing the Company's vulnerability to general adverse economic and industry conditions;
(iii) limiting the Company's ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements; (iv) requiring the dedication of a substantial portion of the Company's cash flow from operations to the payment of principal of, and interest on, its indebtedness and dividends on its preferred stock, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, or other general corporate purposes; (v) limiting the Company's flexibility in planning for, or reacting to, changes in its business and the industry; and (vi) placing the Company at a competitive disadvantage vis-a-vis less leveraged competitors. In addition, the Indentures and the Credit Facilities contain financial and other restrictive covenants that limit the ability of the Company to, among other things, borrow additional funds. Failure by the Company to comply with such covenants could result in an event of default which, if not cured or waived, would have a material adverse effect on the Company.

    The Company's inability to service its obligations would have a material adverse effect on the market value and marketability of the Common Stock. In the event of bankruptcy proceedings involving the Company, the Company's creditors and preferred stockholders will have a claim upon the Company's assets prior in right to the holders of Common Stock.

RECENT LOSSES AT SIX FLAGS

    Prior to the consummation of the Six Flags Acquisition, Six Flags had incurred net losses of approximately $3.7 million, $15.2 million, $3.3 million, $1.0 million and $12.9 million during each of the years 1997, 1996, 1995, 1994 and 1993, respectively. Although Six Flags has experienced growth in revenues throughout such period, such growth may not be sustainable and may not be indicative of future operating results. Additionally, given the Company's recent acquisition of Six Flags, it may be particularly difficult to foresee and plan for future costs of operations. There can be no assurance therefore that Six Flags will not continue to incur losses and that such losses would not have a material adverse effect on the Company.

HOLDING COMPANY STRUCTURE; LIMITATIONS ON ACCESS TO CASH FLOW OF SUBSIDIARIES

    The Company has no operations of its own and derives all of its revenue from its subsidiaries. Therefore, the Company's ability to pay its obligations (including debt service on its indebtedness, dividend and redemption obligations on the Mandatorily Convertible Preferred Stock and obligations under the Subordinated Indemnity Agreement) when due is dependent upon the receipt of sufficient funds from its direct and indirect subsidiaries. SFEC is also a holding company and its ability to pay its obligations (including debt service on the New SFEC Notes), as well as to pay any dividends or distributions to the Company, when due, is similarly dependent.

    Under the terms of the indentures governing the Premier Notes, the SFTP Senior Subordinated Notes and the New SFEC Notes, the Premier Credit Facility and the Six Flags Credit Facility, the payment of dividends by Premier Operations, SFEC and SFTP are subject to restrictive covenants that will significantly restrict or prohibit their ability to pay dividends or make other distributions to the Company. In addition, the terms of the Senior Notes and the Mandatorily Convertible Preferred Stock permit the Company's subsidiaries to incur additional indebtedness, the terms of which could limit or prohibit the payment of dividends or the making of other distributions by such subsidiaries. The Premier Credit Facility prohibits the payment of dividends by Premier Operations to the Company for any purpose. The Six Flags Credit Facility prohibits the payment of dividends by SFTP to SFEC or the Company, except for dividends to provide funds to pay interest on the New SFEC Notes (but only if no default has occurred and is continuing under the Six Flags Credit Facility). As a result, there can be no assurance that dividends, distributions or loans to the Company from its subsidiaries will be sufficient to fund its obligations.

    If any indebtedness of any of the Company's subsidiaries were to be accelerated, there would be no assurance that the assets of any such subsidiary would be sufficient to repay such indebtedness. The Company's rights to participate in the distribution of the assets of its operating subsidiaries upon a liquidation or reorganization of such companies will be subject to the prior claims of their respective creditors.

RESTRICTIVE DEBT COVENANTS

    The Credit Facilities contain a number of significant covenants that, among other things, restrict the ability of the Company's operating subsidiaries to dispose of assets, incur additional indebtedness, pay cash dividends, create liens on assets, make investments or acquisitions, engage in mergers or consolidations, make capital expenditures, engage in certain transactions with affiliates or redeem or repurchase the indebtedness of such subsidiaries. In addition, under the Credit Facilities, Premier Operations and SFTP are each required to comply with specified financial ratios and tests, including interest expense, fixed charges, debt service and total debt coverage ratios. The Indentures also contain a series of restrictive covenants.

    The Company is currently in compliance with the financial covenants and restrictions contained in the Credit Facilities and the applicable Indentures. However, its ability to continue to comply with financial tests and ratios in the Credit Facilities may be affected by events beyond its control, including prevailing economic, financial, weather and industry conditions. The breach of any such financial covenant could result in the termination of the Credit Facilities (and the acceleration of the maturity of all amounts outstanding thereunder) and, by virtue of cross default provisions, the acceleration of the maturity of other indebtedness of the Company, including the Senior Notes.

    In addition, under the terms of the Subordinated Indemnity Agreement (which lasts until 2028), without the consent of Time Warner, the Company cannot incur indebtedness (other than the New SFEC Notes) at SFEC or any of its subsidiaries that is secured by any assets of (or guarantees by) the Company, Premier Operations or any of its subsidiaries, or secure any indebtedness of the Company, Premier Operations or any of its subsidiaries with any of the assets of (or guaranteed by) SFEC or any of its subsidiaries. These covenants could inhibit the ability of the Company to borrow in the future.

ABILITY TO MANAGE RAPID GROWTH

    The Six Flags Acquisition is significantly larger than any of the Company's previous acquisitions, and the combination and integration of the respective operations of Six Flags and the Company will be of a substantially greater scale than previously undertaken by the Company and will be ongoing concurrently with the integration of Walibi, its first foreign acquisition. The increased size of the Company's operations and the process of combining and integrating Six Flags with the Company, particularly during the same period as the integration of Walibi, will place substantial additional demands upon existing management resources and require the Company to effectively redeploy such resources, including hiring new personnel. There can be no assurance that the Company's management will be able to successfully integrate the operations of Six Flags or Walibi or that the anticipated benefits of the Six Flags Acquisition or the Walibi acquisition to the Company will be realized or, if realized, as to the timing thereof. The inability to successfully manage the integration of Six Flags or Walibi with the Company would have a material adverse effect on the Company's results of operations and financial condition.

UNCERTAINTY OF FUTURE ACQUISITIONS; POTENTIAL EFFECTS OF ACQUISITIONS

    In addition to its recent acquisitions, the Company intends to continue to make selective acquisitions that would expand its business. There can be no assurance that the Company will be able to locate and acquire additional businesses. To the extent any such acquisition would result in the incurrence or assumption of indebtedness by the Company (or its operating subsidiaries), such incurrence or assumption must comply with the limitations on the Company's ability to incur or assume indebtedness under the Credit Facilities and the Indentures. There can be no assurance that any future acquisition will be permissible under these loan agreements or that waivers of any such covenants could be obtained. See "--Restrictive Debt Covenants."

    In certain instances, a consummated acquisition may adversely affect the Company's financial condition and reported results, at least in the short-term, depending on many factors, including capital requirements and the accounting treatment of such acquisition. There can be no assurance that the recent acquisitions, or any future acquisition, if completed successfully, will perform as expected, will not result in significant unexpected liabilities or will ever contribute significant revenues or profits to the Company. Shares of Common Stock were used as a portion of the aggregate consideration in certain of the recent acquisitions. The Company may issue a substantial number of shares of Common Stock (or convertible securities) to fund future acquisitions. By virtue of the foregoing, the Company's acquisitions could have an adverse effect on the market price of the Common Stock.

RISKS OF ACCIDENTS AND DISTURBANCES AT PARKS; EFFECTS OF LOCAL CONDITIONS AND
  EVENTS

    Because substantially all of the Company's parks feature "thrill rides," attendance at the parks and, consequently, revenues may be adversely affected by any serious accident or similar occurrence with respect to a ride. In that connection, in June 1997, a slide collapsed at the Company's Waterworld park in Concord, California, resulting in one fatality and the park's closure for twelve days. The collapse had a material adverse effect on that park's 1997 operating performance, as well as a lesser impact on the Company's Sacramento water park (which is also named "Waterworld"), located approximately seventy miles from the Concord park, but did not have a material effect on the balance of the Company's 1997 operations. The Company has recovered all of the Concord park's operating shortfall under its business interruption insurance.

    Other local conditions and events can also adversely affect attendance. For example, in 1994, the Company's Six Flags Magic Mountain park experienced significant attendance declines and interruptions of business as a result of the Los Angeles County earthquake centered in Northridge, California. Six Flags Over Georgia experienced attendance declines in 1996 as a result of the 1996 Summer Olympics. Management believes that the geographic diversity of the Company's theme parks reduces the effects of such occurrences on the Company's consolidated results.

    In addition, in view of the proximity of certain of the Company's parks to major urban areas and the appeal of the parks to teenagers and young adults, the Company's parks could experience disturbances that could adversely affect the image of and attendance levels at its parks. Working together with local police authorities, the Company has taken certain security-related precautions designed to prevent disturbances in its parks, but there can be no assurance that it will be able to prevent any such disturbances.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

    As a result of the Walibi acquisition, a portion of the Company's operations are conducted in Europe, and the Company is subject to risks that are inherent in operating abroad. These risks can include difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, political risks, unexpected changes in regulatory requirements, fluctuations in currency exchange rates, import restrictions or prohibitions, delays from customs brokers or government agencies and potentially adverse tax consequences resulting from operating in multiple jurisdictions with different tax laws. There can be no assurance that these and other comparable risks, individually or in the aggregate, will not adversely impact the Company's financial and operating results in Europe.

EFFECTS OF INCLEMENT WEATHER; SEASONAL FLUCTUATIONS OF OPERATING RESULTS

    Because the great majority of theme parks' attractions are outdoor activities, attendance at parks and, accordingly, the Company's revenues are significantly affected by the weather. Additionally, seven of the Company's parks are primarily water parks which, by their nature, are more sensitive to adverse weather than are theme parks. Unfavorable weekend weather and unusual weather of any kind can adversely affect park attendance.

    The operations of the Company are highly seasonal, with more than 80% of park attendance occurring in the second and third calendar quarters of each year. The great majority of the Company's revenue is collected in those quarters while most expenditures for capital improvements and significant maintenance are incurred when the parks are closed in the first and fourth quarters. Accordingly, the Company believes that quarter-to-quarter comparisons of its results of operations should not be relied upon as an indication of future performance. Nevertheless, the market price of the Common Stock may fluctuate significantly in response to variations in the Company's quarterly and annual results of operations.

HIGHLY COMPETITIVE BUSINESS

    The Company's parks compete directly with other theme, water and amusement parks and indirectly with all other types of recreational facilities and forms of entertainment within their market areas, including movies, sports attractions and vacation travel. Accordingly, the Company's business is and will continue to be subject to factors affecting the recreation and leisure time industries generally, such as general economic conditions and changes in discretionary consumer spending habits. Within each park's regional market area, the principal factors affecting competition include location, price, the uniqueness and perceived quality of the rides and attractions in a particular park, the atmosphere and cleanliness of a park and the quality of its food and entertainment.

DEPENDENCE ON KEY PERSONNEL

    The Company's success depends upon the continued contributions of its executive officers and key operating personnel, particularly Kieran E. Burke, Chairman and Chief Executive Officer, and Gary Story, President and Chief Operating Officer. The loss of services of, or a material reduction in the amount of time devoted to the Company by, either of such individuals or certain other key personnel could adversely affect the business of the Company. Although the Company entered into employment agreements through December 31, 1999 with each of Mr. Burke and Mr. Story, there is no assurance that the Company will be able to retain their services during that period. Under certain circumstances, the loss of the services of both Messrs. Burke and Story and the failure to replace them within a specified time period would constitute a default under the Credit Facilities.

CERTAIN ANTI-TAKEOVER CONSIDERATIONS; CHANGE OF CONTROL

    Certain provisions of the Company's Certificate of Incorporation and By-Laws may have the effect of discouraging or delaying attempts to gain control of the Company, including provisions which could result in the Company's stockholders receiving less for their shares of Common Stock than otherwise might be available in the event of a take-over attempt. These provisions include: (i) authorizing the Board of Directors to fix the size of the Board of Directors between three and 15 directors; (ii) authorizing directors to fill vacancies on the Board of Directors that occur between annual meetings; and (iii) restricting the persons who may call a special meeting of stockholders. Additionally, the Company's authorized but unissued preferred stock can be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. In that connection, the Company has a plan that grants to common stockholders rights to purchase shares of preferred stock (with characteristics of Common Stock) upon the occurrence of certain events, including events that could lead to a change in control. The existence of this rights plan could discourage or hinder attempts by third parties to obtain control of the Company. Furthermore, certain provisions of the General Corporation Law of the State of Delaware ("DGCL") may also discourage or hinder attempts by third parties to obtain control of the Company. In addition, certain events that could lead to a change of control of the Company will constitute a Change of Control under the Indentures relating to the Senior Notes (other than the Indenture relating to the SFTP Senior Subordinated Notes), and require the Company to make an offer to purchase these Senior Notes. A Change of Control is also a default under the Credit Facilities. The Six Flags Acquisition did not constitute a Change of Control under the Indentures (other than the Indenture relating to the SFTP Senior Subordinated Notes). By virtue of the Six Flags Acquisition, the Company offered to purchase the SFTP Senior Subordinated Notes. See "--Risks Associated with Substantial Indebtedness and Other Obligations."

    As part of the Six Flags Acquisition, the Company obtained from Warner Bros. and DC Comics the exclusive right for theme-park usage of certain Warner Bros. and DC Comics characters throughout the United States (except the Las Vegas metropolitan area) and Canada. Warner Bros. can terminate this license under certain circumstances, including if persons engaged in the movie or television industries obtain control of the Company.

CASH DIVIDENDS UNLIKELY

    The Company has not paid dividends on its Common Stock during the three years ended December 31, 1997 or the first quarter of 1998 and does not anticipate paying any cash dividends thereon in the foreseeable future. The Company's ability to pay cash dividends on its Common Stock is restricted under the Indentures relating to the Company Notes and will be affected by, among other factors, the Company's substantial indebtedness and holding company structure. See "--Risks Associated with Substantial Indebtedness and other Obligations" and "--Holding Company Structure; Limitations on Access to Cash Flow of Subsidiaries."

SHARES OF COMMON STOCK ELIGIBLE FOR FUTURE SALE

    As of July 15, 1998, the Company had 37,671,439 shares of Common Stock outstanding and approximately 5.8 million PIES representing interests in the Company's Mandatorily Convertible Preferred Stock (initially convertible into
4.8 million shares of Common Stock) outstanding. Future sales of Common Stock by existing stockholders pursuant to Rule 144 under the Securities Act, or through the exercise of outstanding registration rights or otherwise, could have an adverse effect on the prevailing market price of the Common Stock and the Company's ability to raise additional capital. The Company's officers, directors and principal stockholders, who hold in the aggregate approximately 6.0 million shares of Common Stock (including shares issuable upon exercise of outstanding options and warrants and shares of outstanding restricted stock), are eligible to sell such securities in the public market (subject, in most cases, to applicable volume limitations and other resale conditions imposed by Rule 144). In addition, holders of approximately 4.9 million shares of Common Stock have the right to require the Company to register such shares for sale under the Securities Act. Depending upon the level of future revenues at Kentucky Kingdom and Walibi, the Company may be required to issue additional shares of Common Stock with an aggregate market value of up to $15.0 million to the sellers thereof. The Company may also pay quarterly dividend payments on the PIES (which aggregate $69.9 million over three years) by issuing additional shares of Common Stock. The sale, or the availability for sale, of substantial amounts of Common Stock or securities convertible into Common Stock in the public market at any time subsequent to the date of this Prospectus could adversely affect the prevailing market price of the Common Stock.

IMPACT OF YEAR 2000 ISSUE

    An issue exists for all companies that rely on computers as the year 2000 approaches. The "Year 2000" problem is the result of the past practice in the computer industry of using two digits rather than four to identify the applicable year. This practice will result in incorrect results when computers perform arithmetic operations, comparisons or data field sorting involving years later than 1999. The Company anticipates that it will be able to test its entire system using its internal programming staff and outside computer consultants and intends to make any necessary modifications to prevent disruption to its operations. Costs in connection with any such modifications are not expected to be material. However, if such modifications are not completed in a timely manner, the Year 2000 problem may have a material adverse impact on the operations of the Company.

                                USE OF PROCEEDS

    All of the shares of Common Stock are being offered by the Selling Stockholders. The Company will not receive any proceeds from sales of shares of Common Stock by the Selling Stockholders.

                              SELLING STOCKHOLDERS

    The shares of Common Stock to which this Prospectus relates are being registered for reoffers and resales by Selling Stockholders of the Company who may acquire such shares under the Plans. The Selling Stockholders named below may resell all, a portion, or none of such shares. There is no assurance that any of the Selling Stockholders will sell any or all of the shares of Common Stock offered by them hereunder.

    Participants under the Plans who are deemed to be "affiliates" of the Company who acquire shares of Common Stock under the Plans may be added to the Selling Stockholders listed below from time to time by use of a prospectus supplement filed pursuant to Rule 424(b) under the Securities Act.

    In addition, certain unnamed non-affiliates of the Company may use this Prospectus for reoffers and resales of the shares of Common Stock registered pursuant to the Registration Statement of which this Prospectus is a part, provided that such non-affiliates hold less than one percent of the shares issuable under each Plan.

    The following table sets forth certain information concerning the Selling Stockholders as of the date of this Prospectus:

                                                                                                               PERCENTAGE OF SHARES
                                                                                                                 OF COMMON STOCK
                                                                NUMBER OF     NUMBER OF SHARES                     OWNED(3)(4)
                                                                SHARES OF     OF COMMON STOCK     NUMBER OF    --------------------
                                                               COMMON STOCK   ACQUIRABLE UNDER   PLAN SHARES    BEFORE      AFTER
NAME                                                             OWNED(1)       THE PLANS(2)     TO BE SOLD*   OFFERING   OFFERING*
-------------------------------------------------------------  ------------   ----------------   -----------   --------   ---------
Kieran E. Burke..............................................    314,875(5)       726,258          726,258        **         **
Gary Story...................................................    143,000(6)       490,000          490,000        **         **
James F. Dannhauser..........................................     76,665(7)       349,980          349,980        **         **
Hue W. Eichelberger..........................................     21,200(8)        32,000           32,000        **         **
James M. Coughlin............................................      4,000(9)        30,000           30,000        **         **
Richard A. Kipf..............................................      7,800(10)       12,000           12,000        **         **
Traci E. Blanks..............................................      7,800(11)       10,500           10,500        **         **

------------------------

   * DOES NOT CONSTITUTE A COMMITMENT TO SELL ANY OR ALL OF THE STATED NUMBER OF SHARES OF COMMON STOCK. THE NUMBER OF SHARES OFFERED SHALL BE DETERMINED FROM TIME TO TIME BY EACH SELLING STOCKHOLDER AT HIS SOLE DISCRETION.

  ** REPRESENTS LESS THAN 1%.

 (1) Represents shares beneficially owned by the named individual, including shares that such person has the right to acquire within 60 days of the date of this Prospectus. Unless otherwise noted, all persons referred to above have sole voting and sole investment power.

 (2) Includes all shares which the named individual has the right to acquire under all vested and unvested options and warrants granted to such individual under the Plans prior to the date of this Prospectus and, in the case of Messrs. Burke, Story and Dannhauser, the maximum number of additional shares of restricted stock that are issuable in the discretion of the Compensation Committee of the Company's Board of Directors under the Employment Agreements. Does not include any shares that may be acquirable under future grants of options under the 1996 Plan or the 1998 Plan.

 (3) Based on 37,671,439 shares of Common Stock outstanding as of July 15, 1998.

 (4) Does not give effect to any currently outstanding warrants or options, other than with respect to those set forth for the individual persons listed in the above table, pursuant to Rule 13d-3 under the Exchange Act.

 (5) Includes 17,302 shares of Common Stock, warrants and options to purchase 239,238 shares of Common Stock, 30,000 shares of stock issued under the Burke Agareement and 28,335 shares of restricted stock issued under the Burke Employment Agreement. Mr. Burke is Chairman of the Board and Chief Executive Officer of the Company.

 (6) Includes 118,000 shares of Common Stock issuable upon exercise of stock options held by Mr. Story, and 25,000 shares of restricted stock issued under the Story Employment Agreement. Mr. Story is President, Chief Operating Officer and a director of the Company.

 (7) Includes 11,000 shares of Common Stock, options to purchase 44,000 shares of Common Stock and 21,665 shares of restricted stock issued under the Dannhauser Employment Agreement. Mr. Dannhauser is Chief Financial Officer and a director of the Company.

 (8) Mr. Eichelberger is an Executive Vice President of the Company.

 (9) Includes 4,000 shares of Common Stock issuable upon exercise of stock options held by Mr. Coughlin. Excludes 10,000 shares of restricted stock issued under the Coughlin Agreement. Mr. Coughlin is General Counsel of the Company.

(10) Mr. Kipf is Vice President of Administration and Secretary of the Company.

(11) Ms. Blanks is Vice President of Marketing of the Company.

                              PLAN OF DISTRIBUTION

    The sale of the shares of Common Stock by the Selling Stockholders may be effected in transactions on the NYSE, in negotiated transactions, or a combination of such methods of sale. The shares may be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the shares directly to purchasers or through underwriters or broker-dealers who may act as agents or principals. Such underwriters or broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the shares for whom such underwriters or broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular underwriter or broker-dealer may be in excess of customary compensation).

    There can be no assurance that any of the Selling Stockholders will sell any or all of the shares of Common Stock offered by them hereunder.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission are incorporated by reference into this Prospectus and made a part hereof as of their respective dates:

    1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997, as amended.

    2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

    3.  The Company's Current Report on Form 8-K, dated March 25, 1998.

    4. The Company's Current Report on Form 8-K, dated February 9, 1998, as amended.

    5. The description of the shares of Common Stock contained in the Company's Registration Statement on Form 8-A dated December 11, 1997 and filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

    6. The description of the rights relating to the shares of Common Stock contained in the Company's Registration Statement on Form 8-A dated January 12, 1998 and filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

    7. The information contained under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the Company's Registration Statement on Form S-3 (File No. 333-46897).

    8. The information contained in the Company's Registration Statement on Form S-3 (File No. 333-46167) specified below:

       (a) the Company's Unaudited Pro Forma Financial Statements for the Year Ended December 31, 1997 and the notes thereto (pages 36 to 45, inclusive, of such Registration Statement); and

       (b) the Financial Statements of Six Flags Entertainment Corporation as of December 28, 1997 and December 29, 1996 and for the years ended December 31, 1995, December 29, 1996 and December 28, 1997 and the report of the independent auditors thereon (pages F-26 to F-51, inclusive, of such Registration Statement).

    9. The Company's Current Report on Form 8-K, dated November 7, 1997, as amended.

    10. The Company's Current Report on Form 8-K, dated December 15, 1997, as amended.

    All documents filed by the Company or any of the Plans subsequent to the date of this Registration Statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

    Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide, without charge, to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:
Premier Parks Inc., 11501

Northeast Expressway, Oklahoma City, Oklahoma 73131, Attention: Richard A. Kipf, Corporate Secretary (telephone number: (405) 475-2500, Ext. 219).

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law, which covers the indemnification of directors, officers, employees and agents of a corporation is hereby incorporated herein by reference. Reference is made to Article XXV of the Registrant's By-Laws which provides for indemnification by the Registrant in the manner and to the full extent permitted by Delaware Law.

                                 LEGAL MATTERS

    Certain legal matters in connection with this offering will be passed upon for the Company by Baer Marks & Upham LLP, New York, New York.

                                    EXPERTS

    The consolidated financial statements of the Company as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein, in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The financial statements of Six Flags Entertainment Corporation as of December 28, 1997 and December 29, 1996 and for each of the three years in the period ended December 28, 1997, included in the Company's Registration Statement (Form S-3 Registration No. 333-46167) have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The audited financial statements of Kentucky Kingdom, Inc. as of November 2, 1997 and for the year then ended incorporated in this Prospectus by reference from the Company's amended report on Form 8-K/A have been audited by Carpenter, Mountjoy & Bressler, PSC, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their qauthority as experts in accounting and auditing.

    The financial statements of Walibi, S.A. at December 31, 1997 and for the year then ended, appearing in the Company's Form 8-K/A dated December 15, 1997, which is incorporated herein by reference are incorporated herein in reliance upon the report of PricewaterhouseCoopers Reviseurs d'Entreprises, independent auditors included in the Form 8-K/A and upon the authority of such firm as experts in accounting and auditing.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

    The following documents filed with the Securities and Exchange Commission (the "Commission") by the registrant, Premier Parks Inc., a Delaware corporation (the "Company" or the "Registrant"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this Registration Statement:

    1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997, as amended.

    2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

    3.  The Company's Current Report on Form 8-K, dated March 25, 1998.

    4. The Company's Current Report on Form 8-K, dated February 9, 1998, as amended.

    5. The description of the shares of Common Stock contained in the Company's Registration Statement on Form 8-A dated December 11, 1997 and filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

    6. The description of the rights relating to the shares of Common Stock contained in the Company's Registration Statement on Form 8-A dated January 12, 1998 and filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

    7. The information contained under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the Company's Registration Statement on Form S-3 (File No. 333-46897).

    8. The information contained in the Company's Registration Statement on Form S-3 (File No. 333-46167) specified below:

           (a) the Company's Unaudited Pro Forma Financial Statements for the Year Ended December 31, 1997 and the notes thereto (pages 36 to 45, inclusive, of such Registration Statement); and

           (b) the Financial Statements of Six Flags Entertainment Corporation as of December 28, 1997 and December 29, 1996 and for the years ended December 31, 1995, December 29, 1996 and December 28, 1997 and the report of the independent auditors thereon (pages F-26 to F-51, inclusive, of such Registration Statement).

    9. The Company's Current Report on Form 8-K, dated November 7, 1997, as amended.

    10. The Company's Current Report on Form 8-K, dated December 15, 1997, as amended.

    All documents filed by the Registrant or any of the Plans subsequent to the date of this Registration Statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

    Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

    Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

    Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law, which covers the indemnification of directors, officers, employees and agents of a corporation is hereby incorporated herein by reference. Reference is made to Article XXV of the Registrant's By-Laws which provides for indemnification by the Registrant in the manner and to the full extent permitted by Delaware Law.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

    Not Applicable.

ITEM 8.  EXHIBITS.

  EXHIBIT
  NUMBER     DESCRIPTION OF EXHIBIT
-----------  --------------------------------------------------------------------------------------------------------
       5.1*  Opinion of Baer Marks & Upham LLP

      23.1*  Consent of Baer Marks & Upham LLP (contained in their opinion constituting Exhibit 5.1)

      23.2*  Consent of KPMG Peat Marwick LLP

      23.3*  Consent of Ernst & Young LLP

      23.4*  Consent of Carpenter, Mountjoy & Bressler, PSC

      23.5*  Consent of PricewaterhouseCoopers Reviseurs d'Entreprises

      24.1*  Power of Attorney (included on the signature page of this Registration Statement).

------------------------

*   Filed herewith.

ITEM 9.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to any arrangement, provision or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 10th day of July 1998.

                                PREMIER PARKS INC.

                                By:             /s/ KIERAN E. BURKE
                                     -----------------------------------------
                                                  Kieran E. Burke
                                             CHAIRMAN OF THE BOARD AND
                                              CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each director whose signature appears below constitutes and appoints Kieran E. Burke, Gary Story, James F. Dannhauser and James M. Coughlin, or any of them, as his true and lawful attorneys-in-fact and agents, with full powers of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board and
     /s/ KIERAN E. BURKE          Chief Executive Officer
------------------------------    (principal executive         July 10, 1998
       Kieran E. Burke            officer)

        /s/ GARY STORY
------------------------------  Director, President and        July 10, 1998
          Gary Story              Chief Operating Officer

                                Director and Chief
   /s/ JAMES F. DANNHAUSER        Financial Officer
------------------------------    (principal financial and     July 10, 1998
     James F. Dannhauser          accounting officer)

    /s/ PAUL A. BIDDELMAN
------------------------------  Director                       July 10, 1998
      Paul A. Biddelman

    /s/ MICHAEL E. GELLERT
------------------------------  Director                       July 10, 1998
      Michael E. Gellert

      /s/ SANDY GURTLER
------------------------------  Director                       July 10, 1998
        Sandy Gurtler

     /s/ CHARLES R. WOOD
------------------------------  Director                       July 10, 1998
       Charles R. Wood

                          INDEX TO EXHIBITS FILED WITH
                        FORM S-8 REGISTRATION STATEMENT

  EXHIBIT
  NUMBER     DESCRIPTION OF EXHIBIT                                                                          PAGE NUMBER
-----------  ----------------------------------------------------------------------------------------------  -----------
       5.1*  Opinion of Baer Marks & Upham LLP

      23.1*  Consent of Baer Marks & Upham LLP (contained in their opinion constituting Exhibit 5.1)

      23.2*  Consent of KPMG Peat Marwick LLP

      23.3*  Consent of Ernst & Young LLP

      23.4*  Consent of Carpenter, Mountjoy & Bressler, PSC

      23.5*  Consent of PricewaterhouseCoopers Reviseurs d'Entreprises

      24.1*  Power of Attorney (included on the signature page of this Registration Statement)

------------------------

*   Filed herewith.